SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                          GLOBAL INVESTMENT PORTFOLIO


Effective September 1, 2001, AIM Global Resources Fund, now known as AIM Global Energy Fund (the "Fund") no longer invest 100% of its assets in the Global Resources Portfolio (the "Portfolio"). The Fund redeemed its investments in the Portfolio and invest directly in securities in which it previously indirectly invested by virtue of its interest in the Portfolio.